Exhibit 99.2

APP lovin1Q 2022 Shareholder Letter1

To Our AppLovin Shareholders: We are pleased to announce our first quarter 2022 results, with a particularly strong start to the year for our Software Platform business. We added more Software Platform Enterprise Clients (SPEC) and grew revenue per SPEC on a year-over-year basis while also achieving high net-dollar based revenue retention. We closed our acquisition of MoPub, a leading mediation platform, from Twitter; and agreed to acquire Wurl, an innovative and exciting Connected-TV platform, which was completed in April. While our net loss widened year-over-year our Adjusted EBITDA set a quarterly record, Adjusted EBITDA margin expanded, and our Adjusted EBITDA outlook improved. Given the strong performance and strategic position of our Software Platform business, we are taking a new approach to our Apps business which we describe further below. Before we provide more detail on our 1Q22 progress and performance, we wanted to note two milestones since our last Shareholder Letter: our ten-year anniversary as a company and the one-year anniversary of our public market debut. We accomplished a lot in this last decade and we’re proud of ‘how’ we got here. The ‘how’ is what drove our success and includes two values that will serve us well for our next decade. AppLovin Corporation / 1Q 2022 Shareholder Letter                2

Our first value is our company culture. It’s tough to describe something that is intangible and impossible to quantify, but we believe our culture is a core strength. Since our founding, our team’s track-record of innovation and expertise in this market has enabled us to successfully navigate changes from regulatory bodies to an evolving competitive landscape. Many companies can hire talented teams. With our talented team, we strive to offer an environment where they are challenged to make an impact, develop their skills faster than anywhere else, and be flexible enough to deliver strong outcomes in many different industry conditions. This results in a team of people that is hard-working, entrepreneurial, nimble, and analytical, all keenly focused on reaching and surpassing our goals. We operate as a unit willing to take risks, learn, adjust as needed, and move forward quickly. Our second value is a focus on cash flow growth. Unable to raise a seed round when the business started, we were self-funded from the start and our founding team had to operate the business to generate cash flow. That’s very different than most of our high-growth tech company peers, and we’ve kept that focus even now that we are public. Most of the tech IPOs since 2021 don’t generate cash like we do and it’s something we believe investors are increasingly focused on. We had an Adjusted EBITDA run-rate of more than $1 billion in 1Q22. Generating cash provides us the flexibility to reinvest in our business including new Software Platform initiatives and repurchasing stock. We recently put our values and team to the test when we acquired MoPub from Twitter. While it was a highly strategic and financially attractive investment, we knew the integration required a lot of work and near-perfect execution given MoPub would be shut down 90 days after closing. We needed to integrate key parts of MoPub’s technology into our MAX mediation platform and migrate thousands of developers that relied on MoPub to MAX – all in three months. Our team worked tirelessly to complete the integration and support the migration of over 90% of MoPub’s customers to MAX – even better than we had expected. Over the past several years, we built our mobile Apps business into a multi-billion dollar revenue portfolio, investing behind nearly 20 talented studio founders and teams around the world. First-party data and audiences from those apps were initially critical in enabling us to test, design, and scale our software platform technologies. Historically, we managed our Apps as an integrated part of our business, investing heavily in user acquisition so that we could build and grow our high-margin Software Platform business and to power the data for it. That plan worked: our Apps provided the foundation for our Software Platform’s strong market position and helped us to drive exceptional growth. Given our recent outperformance of our technology, our Software Platform’s current scale, and the immense reach of our MAX solution, we can greatly reduce our reliance on the data from our Apps. Therefore, we have decided to operate our Apps business as if a standalone business rather than a strategically integrated asset. As we review our Apps portfolio and its cost structure, we will focus on how best to optimize each asset’s contribution to our overall financial metrics. Our review could result in the retention, restructure or sale of certain assets, or no change at all to our Apps portfolio. To provide more insight into these efforts, beginning with our 2Q22 financial results, we plan to report our financials in two segments, Software Platform and Apps. We currently estimate our Software Platform business operates at a normalized AppLovin Corporation / 1Q 2022 Shareholder Letter                 2 3

Adjusted EBITDA margin of 65-70% and our Apps business at an estimated Adjusted EBITDA margin of 5-10%. We’ve built and accomplished a lot over the past decade, and we’re really excited about the next ten years for our company. Our Software Platform business has historically grown at an incredibly fast rate and is now generating significant cash flow. Mobile app discovery and monetization are mission-critical functions for app developers, and more are relying on our platform given the complexity required to manage the fragmented and competitive marketplace in which rules and regulations continue to evolve. Our software is based on performance marketing and powered by a sophisticated and scaled technology infrastructure, it provides stability that we believe will continue to deliver growth for our clients. Each of our businesses have large and growing TAMs and if we execute well over the next few years, we believe we can again significantly increase our revenue, particularly our Software Platform business, and do so with high margins and cash flow. AppLovin Corporation / 1Q 2022 Shareholder Letter 4

1Q22                Financial Overview                ALL COMPARISONS ARE TO 1Q21 UNLESS OTHERWISE NOTED. WE ACCOUNTED FOR $210 MILLION IN PUBLISHER BONUSES AS A NON-RECURRING, CONTRA-REVENUE ADJUSTMENT. THIS AMOUNT IS REFLECTED IN FIGURES BELOW, BUT IS ADDED BACK TO ADJUSTED EBITDARevenue was $625 million. The total amount of non-                Adjusted EBITDA(1)of $276 million increased +111%.recurring publisher bonuses recorded as contra-revenue    Adjusted EBITDA margin was 44% or 33% excluding non-was $210 million and that figure combined with revenue    recurring publisher bonuses.was $835 million.                Net Loss of $115 million and Net Margin was -18%Software Platform revenue was $119 million. The total of reflects $210 million of non-recurring publisher bonusesnon-recurring publisher bonuses recorded as contra                compared to $11 million in 1Q21.revenue was $210 million and that figure combined with    revenue was $329 million.                 Software Platform Enterprise Clients (SPEC)(3)grew                +149% to 481 and excludes 38 clients due to non-Net Dollar-Based Revenue Retention(2)was +137% or                recurring publisher bonuses.+258% excluding non-recurring publisher bonuses.                RevenuePublisher bonusesNet Income / (Loss),Net Income (Loss)($ millions)Adjusted EBITDAAdjusted EBITDA$793$669$727($ millions)$276$604$210$221$184$191$625$131$14$0$31($11)Reflects non-recurring publisher1Q212Q213Q214Q211Q22bonuses of $210 million($115)1Q212Q213Q214Q211Q22(as % revenue)Excluding Publisher bonusesSoftware PlatformPublisher bonuses    44%($ millions)+40%+28%27%26%28%33%+33%$21022%Q/Q$247(ex. Adjust)$193-2%2%0%4%$146$119$88-18%1Q212Q213Q214Q211Q221Q212Q213Q214Q211Q22SoftwareImpact of non-recurring Publisher bonusesPlatformRevenue SPEC per SPECApps RevenueBusinessKey Metrics($ millions)Consumer38$503$553$515$507$453$364$3983664494614811931Q212Q213Q214Q211Q221Q211Q221 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Please see “Non-GAAP Financial Measures” and the reconciliation from GAAP to non-GAAP measures in the Appendix 2 We define SPEC as clients from whom we have collected greater than $31,250 in Software Platform revenue over the trailing 3 months. Refer to the Appendix for additional information 3 We measure Net Dollar-Based Retention Rate for the three months ended March 31, 2022 for our Software Platform Enterprise Clients as current period revenue divided by prior period revenue. Prior period revenue is measured AppLo as revenue i Corpora for the ion three / months 1Q 2022 ended Shareholder March 31, 2021 Letter from our Software Platform Enterprise Clients    as of March 31, 2021. Current period revenue is revenue for the three months ended March 31, 2022 from    Software Platform Enterprise Clients as of March 31, 2021 5

Financial Highlights

Publisher Bonuses

As we outlined above, our MoPub acquisition closed in early January and is now successfully integrated into MAX. We paid $1.03 billion for MoPub and at the time were projecting MoPub to achieve an annual revenue run-rate of approximately $240-$260 million by the end of 2022. We also said in our last Shareholder Letter that we expected to pay approximately $200 million to facilitate successful migration of publishers to our MAX platform. Ultimately, we incurred $210 million of non-recurring publisher bonuses in 1Q22 which are accounted for as contra-revenue. Given the non-recurring nature of these publisher bonuses, we excluded them from Adjusted EBITDA, as we indicated we would do last quarter. Consistent with how we operated the business prior to 1Q22, we do not expect to adjust for future publisher bonuses beyond this quarter and expect those amounts to be insignificant. This is reflected in our updated guidance.

Net Income and Adjusted EBITDA

Our net loss was $115 million compared to $11 million in the prior year period, but reflects $210 million of non-recurring publisher bonuses as contra-revenue, for a net margin of -18%. Our Adjusted EBITDA1 more than doubled year-over-year in 1Q22 to $276 million. We expect to grow our high-margin Software Platform revenue faster than Apps, and as such, we believe we can grow our Adjusted EBITDA and expand margins over the long-term. We demonstrated our Adjusted EBITDA opportunity in 1Q22, as our Apps revenue declined $40 million compared to 4Q21 while our Adjusted EBITDA increased $55 million quarter-over-quarter, and our Adjusted EBITDA margin significantly expanded to 33%, excluding the impact of non-recurring publisher bonuses.


Net Income / (Loss), Adjusted EBITDA
($ millions)
Net Income / (Loss)
Adjusted EBITDA
($11)
$131
$14
$184
$0
$191
$31
$221
($115)
$276
1Q21
2Q21
3Q21
4Q21
1Q22


Net Income / (Loss), Adjusted EBITDA
(as % revenue)
Adjusted EBITDA ex. Contra revenue impact
Adjusted EBITDA
Net Income / (Loss)
22%
28%
26%
28%
44%
33%
-2%
2%
0%
4%
-18%
1Q21
2Q21
3Q21
4Q21
1Q22

[1] Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Please see "Non-GAAP Financial Measures" and the reconciliation from GAAP to non-GAAP measures in the Appendix

AppLovin Corporation / 1Q 2022 Shareholder Letter 5

Software Revenue and KPIs

The performance of our Software Platform business during the quarter reflects our continued success helping mobile app developers get their apps discovered and monetize them effectively. In 1Q22, we generated Software Platform revenue of $119 million, along with $210 million in publisher bonuses recorded as contra-revenue. The total amount of our revenue and contra-revenue for the quarter was $329 million. More developers than ever before have adopted our platform. In 1Q22, we grew Software Platform Enterprise Clients (SPEC) +4% quarter-over-quarter to 481[1]. We believe we have significant room to add more new clients given the thousands of app developers globally and the fact that our core AXON Machine Learning (ML) engine is less than two years old and continues to scale.



Software Platform
($ millions)
Publisher bonuses
$88
$146
+40%
Q/Q
(ex. Adjust)
$193
+33%
Q/Q
$247
+28%
Q/Q
$119
$210
1Q21
2Q21
3Q21
4Q21
1Q22



Software Platform Enterprise Clients
Impact of Publisher bonuses
193
366
449
461
481
38
1Q21
2Q21
3Q21
4Q21
1Q22

Our market and business are less vulnerable to macroeconomic swings that impact consumer spending and advertising markets more generally since free-to-play mobile gaming is an affordable, accessible, and scaled form of global entertainment. Our strong Net Dollar-Based Revenue Retention is testament to our belief that once our clients find success driving revenue on our platform, we can expand our relationship with them so long as we help them achieve their performance marketing and monetization goals.



Revenue per SPEC
Excludes impact of Publisher bonuses
$453
$364
$398
$503
$553
$603
1Q21
2Q21
3Q21
4Q21
1Q22



Net Dollar-Based Revenue Retention
Excludes Impact of Publisher bonuses
142%
190%
255%
204%
137%
258%
1Q21
2Q21
3Q21
4Q21
1Q22

[1] We define SPEC as clients from whom we have collected greater than $31,250 in Software Platform revenue for the prior three months. Refer to the Appendix for additional information

AppLovin Corporation / 1Q 2022 Shareholder Letter 6

Updated Financial Outlook

While we normally would not update guidance mid-year, we said we would do so if material to the outlook of our business. Therefore, we are updating our 2022 guidance for the following:

- Adjusting total revenue and Software Platform revenue by the $210 million non-recurring publisher bonuses recorded as contra-revenue.
- Lowering Apps revenue given focus on potential margin contribution from the Apps, which may lead to more moderate user acquisition spending and in turn lower growth and higher margins.
- Increasing our Adjusted EBITDA target to a mid-point of $1.2 billion, equivalent to a mid-30%s margin, based on the continuing growth of our Software Platform business and expected operating improvements in Apps.

	Full-Year 2022 Updated	Full-Year 2022 Prior
Software Platform	$1.140 - $1.290 Billion	$1.350 - $1.500 Billion
Apps	$2.000 - $2.150 Billion	$2.200 - $2.350 Billion
Total Revenue	$3.140 - $3.440 Billion	$3.550 - $3.850 Billion
Adjusted EBITDA[1] (Midpoint)	$1.200 Billion	~$1 Billion[2]
Adjusted EBITDA Margin	*Mid-30s*	*High-20s*

For 2023, we are maintaining our $2 billion target for Software Platform revenue, which represents an estimated 10x increase over 2020 and a 4-year CAGR of more than +100%.


Software Plaftorm Revenue
($ millions)
~10x
Expected
Increase
$198
$207
$674
$1,140- $1,290
~$2,000
FY19
FY20
FY21
FY22 Guidance
FY23 Guidance

[1] We have not provided the forward-looking GAAP equivalents for forward-looking non-GAAP metrics, specifically Adjusted EBITDA and Adjusted EBITDA margin, or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this letter

[2] Based on the midpoint of our prior total revenue guidance of $3.7 billion and midpoint of our prior Adjusted EBITDA margin guidance range at 27%

AppLovin Corporation / 1Q 2022 Shareholder Letter 7

Conclusion Throughout the last decade we’ve capitalized on many opportunities and overcome many challenges which has allowed us to succeed and grow. As promised to our team and to our customers, we continue to operate with the same tenets as when we were a private company: promote a culture of entrepreneurship with a sharp focus for cash flow. We will direct our passion and desire to deliver on big opportunities. As we execute, we expect to unlock meaningful value for our shareholders while maintaining significant cash flow, resulting in operational flexibility and a durable valuation metric. Our Board of Directors authorized a $750 million share buy back in the quarter to use at our discretion. Given our current valuation relative to the significant growth opportunities in front of us, we believe we can create shareholder value by opportunistically buying our own shares. We know you have many opportunities to invest your time and your capital, and therefore we value your continued support and the trust you place in us as we deliver on our vision. We look forward to updating you on our success in future quarters. Adam Foroughi, CEO Herald Chen, President & CFO AppLovin Corporation / 1Q 2022 Shareholder Letter

Appendix This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our future financial performance, including our expected financial results, guidance, long-term goals and growth prospects; our expectations regarding our revenue; our ongoing review of our Apps portfolio; our expectations regarding future product development, and our expectations regarding our acquisitions, including the impact of our MoPub acquisition. Our long-term goals are based on our current roadmap and are contingent upon many factors, including our own execution, and we may modify our goals or pursue alternative objectives. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, which could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, fluctuations in our results of operations, the competitive mobile app ecosystem, our inability to adapt to emerging technologies and business models, and risks relating to our ongoing review of our Apps portfolio. The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those more fully described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022. The forward-looking statements in this letter are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law. AppLovin Corporation / 1Q 2022 Shareholder Letter 10

Non-GAAP Financial Metrics To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this shareholder letter includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, and certain measures adjusted for publisher bonuses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below. We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense (excluding certain recurring items), net, provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for non-operating foreign exchange (gains) losses, stock-based compensation expense, acquisition-related expense and transaction bonuses, publisher bonuses, MoPub acquisition transition services, loss (gain) on extinguishments of acquisition-related contingent consideration, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted EBITDA margin are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA and Adjusted EBITDA margin are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA and Adjusted EBITDA margin in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. We believe that the presentation of certain measures adjusted for publisher bonuses are useful in understanding the ongoing results of our operations and for comparability to prior periods. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP. AppLovin Corporation / 1Q 2022 Shareholder Letter 11

Key Metrics We review the following key metrics on a regular basis to evaluate the health of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions. Quarterly Key Metrics Total Software Transaction Value. Business Software Platform revenue is from third-party clients using our software platform. We do not recognize revenue from our own spend on our software platform. Therefore, we use TSTV to measure the scale and growth rates of our software platform as it reflects the total value on our software platform including our first-party studios as though they were stand-alone businesses. Below is a reconciliation of our Business Software Platform Revenue to Total Software Transaction Value. ($ in thousands) 1Q 2022 1Q 2021 Business Software Platform Revenue $118,840 $88,419 Software Platform fee collected from AppLovin Apps $66,800 $59,482 Total Software Transaction Value $185,640 $147,901 AppLovin Corporation / 1Q 2022 Shareholder Letter

Software Platform Enterprise Clients. We focus on the number of Software Platform Enterprise Clients, which are third-party business clients from whom we have collected greater than $31,250 of revenue in the three months to a given date, equating to an annual run-rate of $125,000 in revenue. Software Platform Enterprise Clients generate the vast majority of our Business Revenue - Software Platform and Business Revenue - Software Platform growth.

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in a three-month period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps

The following table shows our Software Platform Enterprise Clients as of March 31, 2022, December 31, 2021 September 30, 2021, June 30, 2021, and March 31, 2021.

	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Software Platform Enterprise Clients	481	461	449	366	193
Revenue per SPEC (thousands)	$553	$503	$398	$364	$453

Update to our Key Metrics

Beginning in 2Q22, we will update the revenue measurement period used to determine the number of SPECs in a period to include clients from whom we have collected greater than $125,000 in Software Platform revenue over the trailing 12 months. The current definition of SPEC included third-party clients who had more than $31,250 in Software Platform revenue for the prior three months. We believe this change in revenue measurement period will provide additional information regarding the scale and growth of our more-mature clients. Going forward, when Net Dollar-Based Revenue Retention ("NDBRR") measures are provided, we will also calculate such measures using the updated definition of SPECs. The table below shows our SPEC and Revenue per SPEC for the last five quarters under the current calculations as well as the updated calculations.

	Metric	Revenue Composition	Revenue Measurement Period	Revenue Threshold	Final Disclosure Period	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Current Calculations	SPEC	Software Platform Revenue	Annualized Quarterly	$31,250 per Quarter ($125,000 per Year)	Quarter ended March 31, 2022	481	461	449	366	193
	Revenue per SPEC				Quarter ended March 31, 2022	$553	$503	$398	$364	$453
Updated Calculations	SPEC	Software Platform Revenue	Trailing 12-Month Basis	$125,000	N/A	447	380	292	208	156
	Revenue per SPEC				N/A	$1,701	$1,634	$1,593	$1,581	$1,544

AppLovin Corporation / 1Q 2022 Shareholder Letter 12

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one IAP during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated approximately 97% of our Consumer Revenue during the three months ending March 31, 2022, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games. We expect to increase our MAPs over time as we increase the number of our apps and enhance the engagement and monetization of our apps. Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total Consumer Revenue derived from our apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP. We expect to increase ARPMAP over time as we enhance the monetization of our apps. 1Q 20221Q 2021Monthly Active Payers (millions)2.73.1Average Revenue per Monthly Active Payer (ARPMAP)$41$38Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgements and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. AppLovin Corporation / 1Q 2022 Shareholder Letter 14

AppLovin Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

(unaudited)

	March 31, 2022	December 31, 2021
Assets		
Current assets:		
Cash and cash equivalents	$ 1,413,256	$ 1,520,504
Restricted cash equivalents	—	1,050,000
Accounts receivable, net	684,461	514,520
Prepaid expenses and other current assets	200,384	150,040
Total current assets	2,298,101	3,235,064
Property and equipment, net	63,716	63,608
Operating lease right-of-use assets	66,185	70,975
Goodwill	1,586,728	966,427
Intangible assets, net	2,016,298	1,709,347
Other assets	136,165	118,158
Total assets	$ 6,167,193	$ 6,163,579
Liabilities, redeemable noncontrolling interest, and stockholders' equity		
Current liabilities:		
Accounts payable	$ 369,659	$ 258,220
Accrued liabilities	160,421	133,770
Licensed asset obligation	7,735	17,374
Short-term debt	29,560	25,810
Deferred revenue	76,115	78,930
Operating lease liabilities	15,936	18,392
Deferred acquisition costs, current	125,691	107,601
Total current liabilities	785,117	640,097
Long-term debt	3,195,919	3,201,834
Operating lease liabilities, non-current	59,871	62,498
Licensed asset obligation, non-current	—	8,039
Other non-current liabilities	113,831	112,820
Total liabilities	4,154,738	4,025,288
Redeemable noncontrolling interest	160	201
Stockholders' equity:		
Convertible preferred stock, 100,000,000 shares authorized, no shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Class A and Class B Common Stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000 and Class B 200,000,000) shares authorized, 375,286,039 (Class A 296,623,417 and Class B 78,662,622) and 375,089,360 (Class A 296,426,738 and Class B 78,662,622) shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	11	11
Additional paid-in capital	3,163,481	3,160,487
Accumulated other comprehensive loss	(58,986)	(45,454)
Accumulated deficit	(1,092,211)	(976,954)
Total stockholders' equity	2,012,295	2,138,090
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	6,167,193	6,163,579

AppLovin Corporation / 1Q 2022 Shareholder Letter 14

AppLovin Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,	
	2022	2021
Revenue	$ 625,421	$ 603,877
Costs and expenses:		
Cost of revenue	281,780	223,061
Sales and marketing	290,133	265,513
Research and development	126,250	60,876
General and administrative	55,245	42,962
Total costs and expenses	753,408	592,412
Income (loss) from operations	(127,987)	11,465
Other income (expense):		
Interest expense and loss on settlement of debt	(32,009)	(35,010)
Other income, net	2,014	9,790
Total other expense	(29,995)	(25,220)
Loss before income taxes	(157,982)	(13,755)
Benefit from income taxes	(42,684)	(3,180)
Net loss	(115,298)	(10,575)
Add: Net loss attributable to noncontrolling interest	41	54
Net loss attributable to AppLovin	(115,257)	(10,521)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.31)	$ (0.05)
Weighted average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	371,967,881	222,408,568

AppLovin Corporation / 1Q 2022 Shareholder Letter 15

AppLovin Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31	
	2022	2021
Operating Activities		
Net loss	$ (115,298)	$ (10,575)
Adjustments to reconcile net loss to operating activities:		
Amortization, depreciation and write-offs	128,989	88,817
Amortization of debt issuance costs and discount	3,246	4,303
Stock-based compensation	44,640	29,959
Change in operating right-of-use asset	5,751	5,796
Loss on settlement of debt	—	16,852
Net unrealized gains (losses) on fair value	957	(11,214)
Net gain on foreign currency remeasurement	(457)	(1,305)
Changes in operating assets and liabilities:		
Accounts receivable	(170,250)	(43,917)
Prepaid expenses and other current assets	(54,461)	(18,775)
Other assets	1,098	472
Accounts payable	111,604	9,370
Operating lease liabilities	(6,846)	(5,631)
Accrued and other liabilities	21,138	(1,339)
Deferred revenue	(2,630)	(994)
Net cash provided by (used in) operating activities	(31,719)	61,819
Investing Activities		
Purchase of property and equipment	(285)	(121)
Acquisitions, net of cash acquired	(1,045,816)	(4,152)
Purchase of non-marketable investments and other	(14,146)	(14,000)
Proceeds from other investing activities	2,162	—
Capitalized software development costs	(1,658)	—
Net cash used in investing activities	(1,059,743)	(18,273)
Financing Activities		
Proceeds from debt issuance, net of issuance costs	—	844,729
Payments of debt principal	(4,577)	(302,327)
Payments of finance leases	(6,176)	(840)
Proceeds from exercise of stock options	8,110	12,882
Payments of deferred acquisition costs	(1,710)	(152,245)
Payments of licensed asset obligation	(17,374)	—
Repurchases of stock - repurchase program	(43,697)	—
Payments of deferred IPO costs	—	(1,825)
Net cash provided by (used in) financing activities	(65,452)	400,374
Effect of foreign exchange rate on cash and cash equivalents	(362)	(80)
Net increase (decrease) in cash and cash equivalents	(1,157,248)	443,840
Cash and cash equivalents at beginning of the period	2,570,504	317,235
Cash and cash equivalents at end of the period	$ 1,413,256	$ 761,075

AppLovin Corporation / 1Q 2022 Shareholder Letter 16

AppLovin Corporation

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
	(unaudited)	(unaudited)
Revenue	$ 625,421	$ 603,877
Net loss	$ (115,298)	$ (10,575)
Net Margin	*(18.4)%*	*(1.8)%*
Interest expense and loss on settlement of debt	32,009	35,010
Other income, net[1]	(2,417)	(8,626)
Benefit from income taxes	(42,684)	(3,180)
Amortization, depreciation and write-offs	128,989	88,817
Non-operating foreign exchange gain	(458)	(1,281)
Stock-based compensation	44,640	29,959
Acquisition-related expense	14,814	938
Publisher bonuses[2]	209,635	—
MoPub acquisition transition services[3]	6,999	—
Total adjustments	391,527	141,637
Adjusted EBITDA	276,229	131,062
Adjusted EBITDA Margin	*44.2 %*	*21.7 %*

[1] Excludes recurring operational foreign exchange gains and losses.

[2] In association with the MoPub acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution, including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant publisher bonuses, nor do we currently intend to incur significant publisher bonuses in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[3] Reflects one-time transition services provided by Twitter to AppLovin at no-charge.

AppLovin Corporation / 1Q 2022 Shareholder Letter 17